As filed with the Securities and Exchange Commission on October 23, 2020

Registration No. 333-239273

Registration No. 333-239272

Registration No. 333-201470

Registration No. 333-143420

Registration No. 333-53224

Registration No. 03356844

Registration No. 03343595

Registration No. 03-316260

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239273

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239272

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201470

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143420

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-53224

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 03356844

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 03343595

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 03-316260

UNDER THE SECURITIES ACT OF 1933

IMMUNOMEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	61-1009366
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

IMMUNOMEDICS, INC. AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN
IMMUNOMEDICS, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

IMMUNOMEDICS, INC. 2014 LONG-TERM INCENTIVE PLAN

IMMUNOMEDICS, INC. 2006 STOCK INCENTIVE PLAN, AS AMENDED

IMMUNOMEDICS, INC. 1992 STOCK OPTION PLAN

(Full title of plan)

Brett A. Pletcher, Esq.
 Secretary

Immunomedics, Inc.

c/o Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

650-574-3000

(Name, address and telephone number of agent for service)

Copies to:

Marc O. Williams	Adam J. Shapiro
Cheryl Chan	Victor Goldfeld
Davis Polk & Wardwell LLP	Wachtell, Lipton, Rosen & Katz
450 Lexington Avenue	51 West 52nd Street
New York, NY 10017	New York, New York 10019
(212) 450-6145	(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Immunomedics, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement on Form S-8 (File No. 333-239273) filed with the Securities and Exchange Commission on June 18, 2020, registering 7,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2014 Long-Term Incentive Plan;

•                  Registration Statement on Form S-8 (File No. 333-239272) filed with the Securities and Exchange Commission on June 18, 2020, registering 500,000 shares of Common Stock issuable under the Company’s 2020 Employee Stock Purchase Plan;

•                  Registration Statement on Form S-8 (File No. 333-201470) filed with the Securities and Exchange Commission on January 13, 2015, registering 12,239,671 shares of Common Stock issuable under the Company’s 2014 Long-Term Incentive Plan;

•                  Registration Statement on Form S-8 (File No. 333-143420) filed with the Securities and Exchange Commission on May 31, 2007, registering 12,000,000 shares of Common Stock issuable under the Company’s 2006 Stock Incentive Plan, as amended;

•                  Registration Statement on Form S-8 (File No. 333-53224) filed with the Securities and Exchange Commission on January 5, 2001, registering 5,000,000 shares of Common Stock issuable under the Company’s 1992 Stock Option Plan;

•                  Registration Statement on Form S-8 (File No. 03356844) filed with the Securities and Exchange Commission on January 7, 1993;

•                  Registration Statement on Form S-8 (File No. 03343595) filed with the Securities and Exchange Commission on October 25, 1991; and

•                  Registration Statement on Form S-8 (File No. 03-316260) filed with the Securities and Exchange Commission on August 5, 1987.

On October 23, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of September 13, 2020, by and among the Company, Gilead Sciences, Inc., a Delaware corporation (“Parent”), and Maui Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, by filing these post-effective amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of each of the Registration Statements and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on October 23, 2020.

IMMUNOMEDICS, INC.

By:	/s/ Andrew Dickinson
Name: Andrew Dickinson
Title: President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.